Exhibit 2.5

DESCRIPTION OF SECURITIES

The following is a description of the securities of K Wave Media Ltd. (the “Company,” “we,” “us,” “our” and “K Wave”). Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our Memorandum and Articles of Association, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2025 of which this Exhibit is a part.

K Wave is a Cayman Islands exempted company with limited liability and its affairs are governed by the Company’s Memorandum and Articles of Association, the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands.

General. The Memorandum and Articles of Association authorize the issuance of up to 990,000,000 Ordinary Shares of par value of US$0.0001 each and 10,000,000 preference shares of par value of US$0.0001 each. As of December 31, 2025, K Wave has 64,221,193 Ordinary Shares and 0 preference shares issued and outstanding. All of K Wave’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. K Wave may not issue share to bearer. K Wave’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of K Wave’s ordinary shares are entitled to such dividends as may be declared by its board of directors subject to its Memorandum and Articles of Association and the Companies Act. In addition, K Wave’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by its directors. K Wave’s Memorandum and Articles of Association provide that no dividend or other distribution shall be paid except out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless K Wave’s directors determine that, immediately after the payment, K Wave will be able to pay its debts as they become due in the ordinary course of business and K Wave has funds lawfully available for such purpose.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each K Wave ordinary share is entitled to one vote. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of holders of a majority of the Shares being individuals present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy shall be a quorum. As a Cayman Islands exempted company, K Wave is not obliged by the Companies Act to call shareholders’ annual general meetings. K Wave’s Memorandum and Articles of Association provide that K Wave may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case K Wave will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of K Wave’s shareholders may be called by a majority of its board of directors or its chairman. K Wave’s Memorandum and Articles of Association provide its shareholders with the right to put any proposals before annual general meetings. Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of K Wave not less than 120 calendar days before the date of K Wave’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before K Wave begins to print and send its related proxy materials.

An ordinary resolution is a resolution passed by a simple majority of the shareholders, as being entitled to do so, vote in person or by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles, while a special resolution is a resolution passed by no less than two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting, and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name or making changes to K Wave’s Memorandum and Articles of Association.

Transfer of Ordinary Shares. Subject to the restrictions in K Wave’s Memorandum and Articles of Association as set out below, any of K Wave’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by K Wave’s board of directors.

K Wave’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which K Wave has a lien. K Wave’s board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as K Wave’s board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as K Wave’s directors may from time to time require is paid to K Wave in respect thereof.

If K Wave’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as K Wave’s board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as K Wave’s board may determine.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst K Wave’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst K Wave’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to K Wave for unpaid calls or otherwise. If K Wave’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by K Wave’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Redemption, Repurchase and Surrender of Ordinary Shares. K Wave may issue shares on terms that such shares are subject to redemption, at K Wave’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by K Wave’s board of directors or by a special resolution of K Wave’s shareholders. K Wave may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors or are otherwise authorized by its Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of K Wave’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, K Wave may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time K Wave’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not K Wave is being wound-up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of K Wave not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the directors of K Wave reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class.

Inspection of Books and Records. Holders of K Wave Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of K Wave’s register of members (shareholder list) or its corporate records. However, K Wave will provide its shareholders with annual audited financial statements.

Issuance of Additional Shares. K Wave’s Memorandum and Articles of Association authorize its board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.

K Wave’s Memorandum and Articles of Association also authorize its board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

K Wave’s board of directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of K Wave’s Memorandum and Articles of Association may discourage, delay or prevent a change of control of K Wave or management that shareholders may consider favorable, including provisions that authorize K Wave’s board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company. K Wave is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

K Wave Warrants

Set forth below is also a description of K Wave Warrants that are issued and outstanding as of the date of this report.

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Memorandum and Articles of Association.

Each K Wave Warrant entitles the holder thereof to purchase one K Wave Ordinary Share at a price of $11.50 per full share. K Wave will not issue fractional shares. As a result, a warrant holder must exercise its K Wave Warrants in multiples of two, at a price of $11.50 per full share, subject to adjustment, to validly exercise K Wave Warrants. K Wave Warrants became exercisable June 13, 2025. the K Wave Warrants will expire June 13, 2030.

K Wave may redeem the outstanding K Wave Warrants (excluding the private warrants that are part of the Private Units), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while K Wave Warrants are exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption,

●	if, and only if, the last sales price of K Wave Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before K Wave sends the notice of redemption, and

●	if, and only if, there is a current registration statement in effect with respect to K Wave Ordinary Shares underlying K Wave Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and K Wave issues a notice of redemption, each warrant holder can exercise his, her or its K Wave Warrant prior to the scheduled redemption date. However, the price of K Wave Ordinary Shares may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per full share after the redemption notice is issued and not limit K Wave’s ability to complete the redemption

We are a British Virgin Islands company incorporated with limited liability and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law, including the BVI Business Companies Act, 2004, or the BVI Act.

Our company number in the British Virgin Islands is 1619553. As provided in sub-regulation 4.1 of our memorandum of association, subject to British Virgin Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

Share Capital

Our share capital consists of two classes of common shares: class A shares and class B shares. As of the date of this annual report, under our memorandum and articles of association, we are authorized to issue up to 420,000,000 class A shares and 80,000,000 class B shares, no par value each.

The maximum number of shares that we are authorized to issue may be changed by resolution of shareholders amending our memorandum and articles of association. Shares may be issued from time to time only by resolution of shareholders.

Our class A shares are listed on the NYSE under the symbol “ARCO.”

Shareholders’ Rights

Class A Shares

Holders of our class A shares may freely hold and vote their shares.

The following summarizes the rights of holders of our class A shares:

●	each holder of class A shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

●	holders of class A shares vote together with holders of class B shares;

●	there are no cumulative voting rights;

●	the holders of our class A shares are entitled to dividends and other distributions, pari passu with our class B shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

●	upon our liquidation, dissolution or winding up, the holders of class A shares will be entitled to share ratably, pari passu with our class B shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

●	the holders of class A shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions.

Class B Shares

All of our class B shares are owned by Los Laureles Ltd. Holders of our class B shares may freely hold and vote their shares.

The following summarizes the rights of holders of our class B shares:

●	each holder of class B shares is entitled to five votes per share on all matters to be voted on by shareholders generally, including the election of directors;

●	holders of class B shares vote together with holders of class A shares;

●	class B shares may not be listed on any U.S. or foreign national or regional securities exchange or market;

●	there are no cumulative voting rights;

●	the holders of our class B shares are entitled to dividends and other distributions, pari passu with our class A shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

●	upon our liquidation, dissolution or winding up, the holders of class B shares will be entitled to share ratably, pari passu with our class A shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities;

●	the holders of class B shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions;

●	each class B share is convertible into one class A share at the option of the holder at any time, subject to the prior written approval of McDonald’s; and

●	each class B share will convert automatically into one class A share at such time as the holders of class B shares cease to hold, directly or indirectly, at least 20% of the aggregate number of outstanding class A and class B shares.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands law and our articles of association in relation to our shareholders’ meetings:

●	the directors of the Company may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable; provided that at least one meeting of shareholders be held each year;

●	upon the written request of shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders. Any such request must state the proposed purpose of the meeting;

●	the directors convening a meeting must give not less than ten days’ notice of a meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in the register of members of our company and are entitled to vote at the meeting, and (ii) the other directors;

●	a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

●	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

●	a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting;

●	if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum, but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken;

●	a resolution of shareholders is valid (i) if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (ii) if it is a resolution consented to in writing by a majority of the votes of shares entitled to vote thereon; and

●	an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing by a majority of the votes of shares entitled to vote thereon, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands. The corporate statutes of the State of Delaware and the British Virgin Islands in many respects are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt a memorandum of association and articles of association that will provide shareholders with rights that, except as described in this annual report, do not vary in any material respect from those they would enjoy if we were incorporated under the Delaware General Corporation Law, or Delaware corporate law. Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the bylaws, and the certificate of incorporation also may confer on the directors the right to amend the bylaws. Our memorandum of association may only be amended by a resolution of shareholders, provided that any amendment of the provision related to the prohibition against listing our class B shares must be approved by not less than 50% of the votes of the class A shares entitled to vote that were present at the relevant meeting and voted. Our articles of association may also only be amended by a resolution of shareholders.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect. Our memorandum and articles of association provide that shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Any such request must state the proposed purpose of the meeting.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the British Virgin Islands, shareholder approval is required when more than 50% of the Company’s total assets by value are being disposed of or sold if not made in the usual or regular course of the business carried out by the company. Under our memorandum and articles of association, the directors may by resolution of directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by us and such determination is, in the absence of fraud, conclusive.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by British Virgin Islands law and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding. The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock. As permitted by British Virgin Islands law and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as described under “-Compulsory Acquisition” below. Moreover, our directors must determine that immediately following the redemption or repurchase we will be able to pay our debts as they become due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a Company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “-Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law and our memorandum of association, we may vary the rights attached to any class of shares only with the consent in writing of holders of not less than 50% of the issued shares of that class and of holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association provide that directors may be removed at any time, with or without cause, by a resolution of shareholders or a resolution of directors.

In addition, directors are subject to rotational retirement every three years. The initial terms of office of the Class I, Class II and Class III directors have been staggered over a period of three years to ensure that all directors of the company do not face reelection in the same year.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act, and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum of association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records. Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date, and will also disclose any articles of dissolution, articles of merger and a register of registered charges if such a register has been filed in respect of the company.

A member of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above. Subject to the memorandum and articles, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent the memorandum and articles of the company; the register of members maintained or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify any changes to the originals of such registers to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine, the minutes of meetings and resolutions of members and of classes of members; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

A company is further required to:

(a)	keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine, the records and underlying documentation of the company;

(b)	retain the records and underlying documentation for a period of at least five years from the date: (i) of completion of the transaction to which the records and underlying documentation relate; or (ii) the company terminates the business relationship to which the records and underlying documentation relate; and

(c)	provide its registered agent without delay any records and underlying documentation in respect of the company that the registered agent requests pursuant to the entitlement of the company’s registered agent to make such a request where the registered agent is required to do so by the British Virgin Islands Financial Services Commission or any other competent authority in the British Virgin Islands acting pursuant to the exercise of a power under an enactment.

The records and underlying documentation of the company are required to be in such form as:

(a)	are sufficient to show and explain the company’s transactions; and

(b)	will, at any time, enable the financial position of the company to be determined with reasonable accuracy.

Where the records and underlying documentation of a company are kept at a place or places other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written:

(a)	record of the physical address of the place at which the records and underlying documentation are kept; and

(b)	record of the name of the person who maintains and controls the company’s records and underlying documentation.

Where the place or places at which the records and underlying documentation of the company, or the name of the person who maintains and controls the company’s records and underlying documentation, change, the company must within 14 days of the change, provide:

(a)	its registered agent with the physical address of the new location of the records and underlying documentation; or

(b)	the name of the new person who maintains and controls the company’s records and underlying documentation.

For the foregoing purposes:

(a)	“business relationship” means a continuing arrangement between a company and one or more persons with whom the company engages in business, whether on a one-off, regular or habitual basis; and

(b)	“records and underlying documentation” includes accounts and records (such as invoices, contracts and similar documents) in relation to: (i) all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place; (ii) all sales and purchases of goods by the company; and (iii) the assets and liabilities of the company.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the Company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the Company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders cannot also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the Company’s memorandum and articles of association.